Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
 UCP, INC.

The Amended and Restated Bylaws of UCP, Inc. are hereby amended, effective as of December 28, 2016, as follows:

The following replaces Section 2.1(c) in its entirety:

(c)     For business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.1(b)(iii), the stockholder must have given timely written notice thereof to the Secretary of the Corporation as hereinafter provided and such proposal must otherwise be a proper subject for action by the Corporation’s stockholders. To be timely, a stockholder’s written notice shall set forth all information required under this Section 2.1(c) and shall be delivered or mailed to and received at the principal executive offices of the Corporation, in the case of the 2017 annual meeting of the Corporation’s stockholders, not later than February 6, 2017 and not earlier than December 7, 2016, and in the case of any annual meeting of the Corporation’s stockholders other than the 2017 annual meeting of the Corporation’s stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the first anniversary of the immediately preceding year’s annual meeting date, written notice by a stockholder in order to be timely must be received not earlier than the 120th day before the date of such annual meeting and not later than the later of the 90th day before the date of such annual meeting, as originally convened, or the close of business on the tenth day following the day on which the first public disclosure of the date of such annual meeting was made. In no event shall the public disclosure of an adjournment or postponement of an annual meeting commence a new time period for the giving of stockholder’s notice as described above. A stockholder’s notice to the Secretary delivered pursuant to this Section 2.1(c) shall set forth:

The following replaces Section 3.1(a) in its entirety:

(b)     Except as provided in the Investor Rights Agreement dated July 23, 2013 by and among the Corporation and the parties thereto (the “Investor Rights Agreement”), only persons who are nominated in accordance with the procedures set forth in this Section 3.1(a) shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by the Board of Directors or by any stockholder of the Corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (a). Any nomination by a stockholder (other than pursuant to the Investor Rights Agreement) must be made by timely written notice to the Secretary as hereinafter provided. To be timely, a stockholder’s written notice shall set forth all information required under this Section 3.1(a) and shall be delivered or mailed to and received at the principal executive offices of the Corporation: (i) with respect to an election to be held at the 2017 annual meeting of stockholders, not later than February 6, 2017 and not earlier than December 7, 2016, and with respect to an election to be held at an annual meeting of stockholders other than the 2017 annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the first anniversary of the immediately preceding year’s annual meeting date, written notice by a stockholder in order to be timely must be received not earlier than the 120th day before the date of such annual meeting and not later than the later of the 90th day before the date of such annual meeting, as originally convened, or the close of business on the tenth day following the day on which the first public disclosure of the date of such annual meeting was made, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the first public disclosure of the date of such special meeting was made. In no event shall the public disclosure of an adjournment or postponement of any annual or special meeting commence a new time period for giving of a stockholder notice as described above. A stockholder’s notice to the Secretary delivered pursuant to this Section 3.1(a) shall set forth: